                                                                      EXHIBIT 12

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
         Statement Re: Computation of Ratio of Earnings to Fixed Charges
                                 (In thousands)


                                                                THREE MONTHS ENDED                NINE MONTHS ENDED
                                                                    MARCH 31,                         MARCH 31,
                                                           ----------------------------     -----------------------------
                                                               2003           2002              2003            2002
                                                           -------------  -------------     -------------   -------------
Income (loss) before income taxes, minority interest
     and cumulative effect of accounting change                $ (2,742)      $ (5,445)        $ (16,244)      $ (22,151)
Interest expense                                                  2,722          2,559             8,732           8,616
Interest portion of rent expense                                    202            228               619             703
                                                           -------------  -------------     -------------   -------------
     EARNINGS                                                     $ 182       $ (2,658)         $ (6,893)      $ (12,832)
                                                           =============  =============     =============   =============
Interest expense                                                $ 2,722        $ 2,559           $ 8,732         $ 8,616
Interest capitalized                                                 29            289               339             892
Interest portion of rent expense                                    202            228               619             703
Preferred share accretion                                           742            693             2,185           2,040
                                                           -------------  -------------     -------------   -------------
     FIXED CHARGES                                              $ 3,695        $ 3,769          $ 11,875        $ 12,251
                                                           =============  =============     =============   =============
RATIO OF EARNINGS TO FIXED CHARGES                                  0.0             --                --              --
                                                           =============  =============     =============   =============

For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, the portion of rental expense that is representative of interest, and preferred share accretion. For the three months and nine months ended March 31, 2003, earnings were inadequate to cover fixed charge requirements by $3,513 and $18,768, respectively. For the three months and nine months ended March 31, 2002, earnings were inadequate to cover fixed charge requirements by $6,427 and $25,083, respectively.